EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                 Six Months Ended
                                               6/30/97      6/39/96
                                               -------      -------

Common Stock                                  10,329,459   10,293,035

Common stock equivalents
Dilutive stock options                             1,923          -0-

Common stock equivalents
Dilutive stock warrants                            6,353          -0-

Common stock equivalents
Dilutive Preferred A Stock                         1,763          -0-

Common stock equivalents
Dilutive Preferred B Stock                         2,757          -0-
                                              ----------   ----------

Weighted average shares
and Comon Stock equivalents                   10,342,255   10,293,035
                                              ==========   ==========

Earnings per share
     Net Income                                     0.01          0.01
                                                    ====          ====